                                                                   Exhibit(a)(1)

                           KEITHLEY INSTRUMENTS, INC.

                        OFFER TO PURCHASE FOR CASH UP TO
                         2,000,000 OF ITS COMMON SHARES
                   AT A PURCHASE PRICE NOT IN EXCESS OF $7.00
                         NOR LESS THAN $5.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 10, 1998, UNLESS THE OFFER IS EXTENDED.

Keithley Instruments, Inc., an Ohio corporation (the "Company"), hereby invites its shareholders to tender its common shares, without par value (the "Shares"), to the Company at prices not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $7.00 nor less than $5.75 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase
Price. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. See Section 14.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE
     OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "KEI." On November 10, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE was $5.625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR
                           THE SHARES. See Section 7.

 THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF
      THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING
  THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SUCH SHAREHOLDER'S SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED
THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH
          PERSONS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
                                                        (Continued on next page)

                      The Dealer Manager for the Offer is:

                        CREDIT SUISSE/FIRST BOSTON LOGO

November 11, 1998

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of such shareholder's Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and mail or deliver the certificates for such Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

     TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    SUMMARY

     This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details set forth in this Offer to Purchase.

PURCHASE PRICE                   The Company will determine a single per Share
                                 net cash price, not more than $7.00 nor less than $5.75 per Share, that it will pay for Shares validly tendered at or below the Purchase Price. The Company will select the lowest Purchase Price that will allow it to buy
                                 2,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $7.00 nor less than $5.75 per Share) validly tendered. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $7.00 nor less than $5.75 per Share) at which the shareholder is willing to have such shareholder's Shares purchased by the Company.
                                 Shareholders wishing to maximize the
                                 possibility that their Shares will be purchased at the Purchase Price may check the box in the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." However, if a shareholder elects to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, such Shares could be purchased at the minimum price of $5.75 per Share.

NUMBER OF SHARES TO BE
PURCHASED                        2,000,000 Shares (or such lesser number of
                                 Shares as are properly tendered at prices not in excess of $7.00 nor less than $5.75 per Share).

MARKET PRICE OF SHARES           On November 10, 1998, the last reported sale
                                 price of the Shares on the NYSE Composite Tape was $5.625 per Share.

CONDITIONS TO THE OFFER          The Offer is subject to certain conditions. See
                                 Section 6.

HOW TO TENDER SHARES             See Section 3. Contact the Information Agent,
                                 the Dealer Manager or consult your broker for assistance.

BROKERAGE COMMISSIONS            None for registered shareholders who tender
                                 their Shares directly to the Depositary.
                                 Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

STOCK TRANSFER TAX               None, if payment is made to the registered
                                 holder of Shares.

EXPIRATION AND PRORATION DATES   Thursday, December 10, 1998, at 12:00 Midnight,
                                 New York City time, unless the Offer is
                                 extended by the Company.

PAYMENT DATE                     As soon as practicable after the Expiration
                                 Date.

POSITION OF THE COMPANY AND
ITS BOARD OF DIRECTORS           The Company's Board of Directors has approved
                                 the Offer. However, none of the Company, its Board of Directors or the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered.
                                 The Company has been advised that none of its directors, executive officers or affiliates controlled by such persons intends to tender any Shares pursuant to the Offer.

WITHDRAWAL RIGHTS                Tendered Shares may be withdrawn at any time
                                 prior to 12:00 Midnight, New York City time, on
                                 Thursday, December 10, 1998, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New
                                 York City time, on Monday, January 11, 1999.
                                 See Section 4.

ODD LOTS There will be no proration of Shares tendered by any shareholder owning beneficially or of record fewer than 100 Shares as of the close of business on November 10, 1998, and as of the Expiration Date, provided, however, that the shareholder tenders all Shares owned by the shareholder at or below the Purchase Price prior to the Expiration Date and completes the section entitled "Odd Lots" in the Letter of Transmittal, in which case all such Shares will be purchased. See Section 1.

FURTHER DEVELOPMENTS REGARDING
THE OFFER                        Call the Information Agent, Dealer Manager or
                                 consult your broker.

                               TABLE OF CONTENTS

 SECTION                                                                PAGE
 -------                                                                ----
          FACTORS THAT MAY AFFECT FUTURE RESULTS......................    4
          INTRODUCTION................................................    5
          THE OFFER...................................................    7
1.        Number of Shares; Proration.................................    7
2.        Purpose of the Offer; Certain Effects of the Offer..........    9
3.        Procedures for Tendering Shares.............................   10
4.        Withdrawal Rights...........................................   14
5.        Purchase of Shares and Payment of Purchase Price............   15
6.        Certain Conditions of the Offer.............................   16
7.        Price Range of Shares; Dividends............................   17
8.        Source and Amount of Funds..................................   18
9.        Certain Information Concerning the Company..................   18
10.       Interest of Directors and Officers and Principal
          Shareholder; Transactions and
          Arrangements Concerning Shares..............................   24
11.       Effects of the Offer on the Market for Shares; Registration
          Under
          the Exchange Act............................................   24
12.       Certain Legal Matters; Regulatory Approvals.................   25
13.       Certain United States Federal Income Tax Consequences.......   25
14.       Extension of the Offer; Termination; Amendment..............   27
15.       Fees and Expenses...........................................   28
16.       Miscellaneous...............................................   28

                     FACTORS THAT MAY AFFECT FUTURE RESULTS

     Certain sections of this Offer to Purchase, including, but not limited to,
Section 2 entitled "Purpose of the Offer; Certain Effects of the Offer" and
Section 9 entitled "Certain Information Concerning the Company" constitute "forward-looking" statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statements. Some of the factors that may affect future results are discussed below.

     Although the Company operates in a single industry segment, the test and measurement industry, certain of its products, including its line of parametric testers, are sold into the semiconductor industry. Growth in demand for semiconductors, new technology and pricing drive the demand for new semiconductor capital equipment. Throughout much of the Company's last fiscal year, orders from this industry have declined, affected by the Asian financial crisis, low DRAM prices due to supply overcapacity and falling personal computer prices.

     The Company's business relies on the development of new high technology products and services to provide solutions to customers' complex measurement needs. This requires anticipation of customers' changing needs and emerging technology trends. The Company must make long-term investments and commit significant resources before knowing whether its expectations will eventually result in products that achieve market acceptance. The Company incurs significant expenses developing new business opportunities that may or may not result in significant sources of revenue and earnings in the future.

     In many cases the Company's products compete directly with those offered by other manufacturers. If any of the Company's competitors were to develop products or services that are more cost-effective or technically superior, demand for the Company's product offerings could slow.

     The Company currently has ten subsidiaries or sales offices located outside the United States. Non-U.S. sales made up 48 percent of the Company's revenue in fiscal 1998. The Company's future results could be adversely affected by several factors, including changes in foreign currency exchange rates, changes in a country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, unexpected changes in regulatory requirements and natural disasters.

     The Company recognizes the need to ensure that Year 2000 hardware and software issues will not adversely impact its operations. With regard to the Company's own information systems, a substantial portion of Year 2000 information technology compliance will be achieved in connection with the Company's ongoing program to upgrade its key financial, information and operational systems. The Company believes that all key systems that are not already Year 2000 compliant will be modified, upgraded or replaced prior to the year 2000, and that any related costs will not have a material impact on the results of operations, financial condition or cash flows of future periods. Certain of the Company's hardware and software products purchased by customers or currently being sold to customers will require upgrades or other remediation to become Year 2000 compliant. Based on an internal assessment of these products, the Company does not believe that the cost to modify these products for Year 2000 compliance will have a material effect on the results of operations, financial condition or cash flows of future periods. Lastly, the Company is seeking to determine if the information systems of its major suppliers (insofar as they relate to the Company's business) comply with Year 2000 requirements. The Company has not yet fully determined the extent to which its business may be impacted by third parties whose products and services may not be ready for the year 2000. There can be no assurance that the systems of other companies which the Company deals with will be able to adequately address the Year 2000 issue, or that the failure to do so will not have an adverse effect on the Company's operations.

TO THE HOLDERS OF COMMON SHARES OF KEITHLEY INSTRUMENTS, INC.:

                                  INTRODUCTION

     Keithley Instruments, Inc., an Ohio corporation (the "Company"), invites its shareholders to tender its common shares, without par value (the "Shares"), to the Company at prices not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $7.00 nor less than $5.75 per Share) pursuant to the Offer. All Shares properly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 14.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them prior to the expiration of the Offer). See Section 1.

     The Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment for the Company that should benefit the Company and its shareholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $7.00 nor less than $5.75 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company (which is not currently contemplated), at a net price higher than the Purchase Price. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on the NYSE or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy NYSE listing standards that are expected to be adopted in January 1999. The Company expects, however, that it will have until January 2002 to satisfy the new listing standards. See Sections 2 and 11.

     As of the close of business on November 10, 1998, the Company had 2,785,378 Class B Common Shares, without par value, issued and outstanding (the "Class B Shares"), 5,093,167 Shares issued and outstanding, 2,380,824 Shares reserved for issuance upon the exercise of options to purchase Shares ("Options") granted under the Company's 1984 Stock Option Plan, the 1992 Stock Incentive Plan, the 1993 Employee Stock Purchase Plan, the 1996 Outside Directors' Deferred Stock Plan and the 1997 Directors' Stock Option Plan (all such plans collectively, the "Option Plans"). Each outstanding Share is entitled to one vote and each outstanding Class B Share is entitled to ten votes. The Class B Shares are convertible into Shares, at any time, on a share-for-share basis and may be tendered in the Offer following conversion. Joseph P. Keithley, President and Chief Executive Officer of the Company, beneficially owns 2,649,586 Class B Shares. Mr. Keithley has indicated that he will not tender or cause to be tendered any of these Class B Shares in the Offer. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 40.0% of the Shares (approximately 25.0% of the Shares and the Class B Shares combined) outstanding on November 10, 1998 (approximately 35.0% assuming exercise of outstanding exercisable Options). The Company is not offering as part of the Offer to purchase any Options outstanding under the Option Plans and tenders of Options will not be accepted. See Section 3. The Shares are listed and traded on the NYSE under the symbol "KEI." On November 10, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE was $5.625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

     Recent Developments. On November 10, 1998, the Company announced the sale of its Quantox oxide monitoring product line for approximately $9.0 million in cash. The Quantox product line had been sold to semiconductor manufacturers and represented approximately 10% of the Company's annual revenues on a consolidated basis. The historical financial information included in Section 9 includes this product line, but the pro forma financial information included in Section 9 reflects the sale of this product line.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,000,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, without interest thereon.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, December 10, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date. If (i)(a) the Company increases the price to be paid for Shares above $7.00 per Share or decreases the price to be paid for Shares below $5.75 per Share, (b) the Company materially increases the Dealer Manager fee, (c) the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or (d) the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $7.00 nor less than $5.75 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must (i) specify the price, not in excess of $7.00 nor less than $5.75 per Share, at which they are willing to sell their Shares to the Company pursuant to the Offer or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $5.75 per Share. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price, not in excess of $7.00 nor less than $5.75 per Share, net to the seller in cash, that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price, and not properly withdrawn, will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

          (a) first, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

             (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

             (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

          (b) second, after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on November 10, 1998 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discount in a sale of the holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tenders any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of November 10, 1998, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $7.00 nor less than $5.75 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discount payable on a sale of their Shares in a transaction on the NYSE. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders should consider that the Company believes that the per Share dividend amount will increase, because the Company intends to pay the same aggregate amount in dividends on the smaller number of Shares that remain outstanding after completion of the Offer. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company (which is not currently contemplated), at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on the NYSE or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy NYSE listing standards that are expected to be adopted in January 1999. The Company expects, however, that it will have until January 2002 to satisfy the new listing standards. Such a delisting of the Shares could result in a substantial decrease in the liquidity of the Shares and have a material adverse effect on the market value of the Shares. See Section 11.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of Shares, make this an attractive time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment that should benefit the Company and its shareholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value. The funds required to complete the Offer and pay related expenses will be provided from working capital and cash from operations and the balance, if necessary, from borrowings incurred by the Company under its revolving credit facility. See Section 8.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY

PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In particular, the Company's Board of Directors intends to repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Expiration Date described below. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company pursuant to this intention or otherwise will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on the NYSE or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company. Such Shares will be authorized but unissued Shares.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or Code of Regulations or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (A) PROPERLY INDICATE IN

THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH SHARES ARE BEING TENDERED OR (B) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." HOWEVER, IF A SHAREHOLDER ELECTS TO HAVE SUCH SHAREHOLDER'S SHARES PURCHASED AT A PRICE DETERMINED BY THE DUTCH AUCTION TENDER PROCESS, SUCH SHARES COULD BE PURCHASED AT THE MINIMUM PRICE OF $5.75 PER SHARE. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" IS CHECKED.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

     Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001, copies of which can be obtained from the Information Agent. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224, copies of which can be obtained from the Information Agent. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     Company Option Plans. The Company is not offering, as part of the Offer, to purchase any Options outstanding under the Company's Option Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (i) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery to the Depositary), or (ii) exercise their Options and purchase of the Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, in the case of either (i) or (ii), any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Thursday, December 10, 1998.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

     Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 2,000,000 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, at prices not in excess of $7.00 nor less than $5.75 per Share and not properly withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED

WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 11, 1998, and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares,
     (iii) materially impair the contemplated benefits of the Offer to the Company, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 10, 1998;

          (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

          (e)(i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 10, 1998), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company; or

          (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may have a material adverse significance to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE under the symbol "KEI." The following table sets forth, for the fiscal quarters indicated, the high and low closing per Share sales prices on the NYSE as compiled from published financial sources and the cash dividends paid, or to be paid, per Share in each of such fiscal quarters.

                                                               HIGH        LOW      DIVIDENDS
                                                              -------    -------    ---------
Fiscal Year Ended September 30, 1997:
  1st Quarter...............................................  $11.125    $ 7.375     $0.3125
  2nd Quarter...............................................  $ 9.375    $ 7.250     $0.3125
  3rd Quarter...............................................  $12.000    $ 7.625     $0.3125
  4th Quarter...............................................  $12.375    $10.125     $0.3125
Fiscal Year Ended September 30, 1998:
  1st Quarter...............................................  $12.375    $ 8.125     $0.3125
  2nd Quarter...............................................  $ 9.500    $ 7.500     $0.3125
  3rd Quarter...............................................  $ 8.563    $ 7.313     $0.3125
  4th Quarter...............................................  $ 7.375    $ 5.000     $0.3125
Fiscal Year Ended September 30, 1999:
  1st Quarter (through November 10, 1998)...................  $5.6875    $ 3.750     $0.3125

     On November 10, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $5.625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 2,000,000 Shares pursuant to the Offer at a purchase price of $7.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $14.5 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash and, if necessary, from borrowings under the Company's existing credit facility described below. At November 10, 1998, the Company had available cash and marketable securities of approximately $14.0 million. The Company therefore may finance part of the aggregate purchase price of the Offer from its existing revolving credit facility.

     The Company has a credit agreement with First Chicago NBD Bank, as agent for the participating banks thereunder, providing for a $25.0 million unsecured, mulit-currency revolving credit facility (the "Credit Facility"), with interest charged at various rates based on prime or a spread in excess of LIBOR or FIBOR. As of November 10, 1998, the Company had approximately $0.5 million outstanding under the Credit Facility. The Credit Facility expires on March 28, 2002. The Company believes that the Credit Facility, along with cash generated from operations, will be sufficient to finance the Offer, the Company's working capital needs as well as its capital expenditures, remaining special charges, and business development needs. The Company has no current plans or arrangements to refinance or repay borrowings under the Credit Facility, except in the ordinary course of business.

     The preceding summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility and the first amendment thereto, which are incorporated by reference into the Issuer Tender Offer Statement on
Schedule 13E-4 (the "Schedule 13E-4") to which this Offer to Purchase is attached as an exhibit. Copies of the Schedule 13E-4 and the exhibits incorporated by reference therein may be obtained from the Commission in the manner provided in Section 10.

9.  CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL

     The Company was incorporated in the State of Ohio in 1955. The Company provides measurement-based solutions to the wireless communication, automotive electronics, computer peripherals and semiconductor industries, along with research laboratories. Engineers and scientists around the world use the Company's advanced hardware and software for process monitoring, production testing and basic research. The Company's principal executive office is located at 28775 Aurora Road, Solon, Ohio 44139.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     Following is a summary of certain historical consolidated financial information with respect to the Company for the periods indicated. The summary financial information (other than the ratio of earnings to fixed charges and book value per share) set forth for the years ended September 30, 1997 and 1996 is summarized or prepared from the audited consolidated financial statements set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 (the "Company's 1997 Annual Report"). The financial information (other than the ratio of earnings to fixed charges and book value per share) set forth below for the nine months ended June 30, 1998 and 1997 is summarized or prepared from the unaudited consolidated financial statements set forth in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company's 1998 Third Quarter Report"). The Company's 1997 Annual Report and the Company's 1998 Third Quarter Report are hereby incorporated herein by reference. More comprehensive financial information is included in such reports and the information below is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

                           KEITHLEY INSTRUMENTS, INC.
             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

           (In Thousands of Dollars Except Ratios and Per Share Data)

                                                  FOR THE NINE MONTHS
                                                     ENDED JUNE 30,             FOR THE YEAR
                                                      (UNAUDITED)           ENDED SEPTEMBER 30,
                                                  --------------------      --------------------
                                                    1998        1997          1997        1996
                                                  --------    --------      --------    --------
OPERATING STATEMENT DATA:
Net sales.......................................  $89,897     $88,444       $123,295    $118,946
Cost of goods sold..............................   38,182      37,396         51,924      46,140
Selling, general and administrative expenses....   36,499      37,287         51,011      48,329
Product development expenses....................   10,271      12,752         17,233      18,337
Special charges.................................      335         739            771      11,645
Net financing expenses..........................      816         817          1,145         819
                                                  -------     -------       --------    --------
Income (loss) before income taxes...............    3,794        (547)         1,211      (6,324)
Income taxes (benefit)..........................    1,252        (132)           421        (884)
                                                  -------     -------       --------    --------
Net income (loss)...............................  $ 2,542     $  (415)      $    790    $ (5,440)
                                                  =======     =======       ========    ========
Basic earnings (loss) per share.................  $  0.33     $ (0.05)      $   0.10    $  (0.74)
                                                  =======     =======       ========    ========
Diluted earnings (loss) per share...............  $  0.32     $ (0.05)      $   0.10    $  (0.74)
                                                  =======     =======       ========    ========
Weighted average number of shares outstanding --
  Diluted (000).................................    8,029       7,570          7,867       7,360
                                                  =======     =======       ========    ========
Ratio of earnings to fixed charges..............      3.9          --            1.6          --
                                                  =======     =======       ========    ========
BALANCE SHEET DATA:
Working capital.................................  $20,132     $21,124       $ 21,472    $ 18,679
Total assets....................................   71,401      74,480         79,113      73,834
Total debt......................................   12,265      17,896         17,458      13,369
Total shareholders' equity......................   35,945      31,243         32,683      31,756
Book value per share............................     4.57        4.09           4.26        4.26

NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

a) For the purpose of calculating the ratio of earnings to fixed charges or the deficiency of earnings available to cover fixed charges, "earnings" consists of earnings before income taxes, net financing expenses and "fixed charges." "Fixed charges" consist of net financing expenses and the estimated interest components of rental expenses.

b) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period.

c) For additional information relating to the Summary Historical Consolidated Financial Information, reference is made to the Company's consolidated financial statements and related notes thereto contained in the Company's 1997 Annual Report and the Company's 1998 Third Quarter Report, each of which is incorporated by reference herein.

SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The following summary unaudited consolidated pro forma financial information gives effect to the sale of certain assets of the Company's Radiation Measurements Division ("RMD") to Inovision Radiation Measurements, L.L.C., which took place in August 1998, the sale of certain assets of the Company's Quantox product line ("Quantox") to KLA-Tencor Corporation, which took place in November 1998, and to the purchase of Shares pursuant to the Offer, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information. It is assumed that the above described transactions occurred on the first date of each of the periods presented with respect to the operating statement data, and at June 30, 1998 and September 30, 1997, with respect to the balance sheet data. Each period presented should be treated as a stand-alone period. The Summary Unaudited Consolidated Pro Forma Financial Information should be read in conjunction with the Summary Historical Consolidated Financial Information and does not purport to be indicative of the results that would have been obtained had the above described transactions been completed at the dates indicated or the results that may be obtained in the future.

                           KEITHLEY INSTRUMENTS, INC.
         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

           (In Thousands of Dollars Except Ratios and Per Share Data)

                                     FOR THE NINE MONTHS                        FOR THE YEAR
                                     ENDED JUNE 30, 1998                  ENDED SEPTEMBER 30, 1997
                             ------------------------------------   ------------------------------------
                                           PRO FORMA                              PRO FORMA
                             HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                             ----------   -----------   ---------   ----------   -----------   ---------
OPERATING STATEMENT DATA:
Net sales..................   $89,897      $(15,853)     $74,044     $123,295     $(18,094)    $105,201
Cost of goods sold.........    38,182        (8,329)      29,853       51,924      (11,345)      40,579
Selling, general and
  administrative
  expenses.................    36,499        (5,079)      31,420       51,011       (7,410)      43,601
Product development
  expenses.................    10,271        (2,276)       7,995       17,233       (4,528)      12,705
Special charges............       335          (235)         100          771           --          771
Net financing expenses.....       816          (235)         581        1,145         (297)         848
                              -------      --------      -------     --------     --------     --------
Income before income
  taxes....................     3,794           301        4,095        1,211        5,486        6,697
Income taxes...............     1,252           114        1,366          421        2,084        2,504
                              -------      --------      -------     --------     --------     --------
Net income.................   $ 2,542      $    187      $ 2,729     $    790     $  3,402     $  4,192
                              =======      ========      =======     ========     ========     ========
Basic earnings per share...   $  0.33      $   0.14      $  0.47     $   0.10     $   0.65     $   0.75
                              =======      ========      =======     ========     ========     ========
Diluted earnings per
  share....................   $  0.32      $   0.13      $  0.45     $   0.10     $   0.61     $   0.71
                              =======      ========      =======     ========     ========     ========
Weighted average number of
  shares outstanding --
  Diluted (000)............     8,029                      6,029        7,867                     5,867
                              =======                    =======     ========                  ========
Ratio of earnings to fixed
  charges..................       3.9                        4.8          1.6                       4.8
                              =======                    =======     ========                  ========
BALANCE SHEET DATA:
Working capital............   $20,132      $(11,579)     $ 8,553     $ 21,472     $(11,568)    $  9,904
Total assets...............    71,401       (10,118)      61,283       79,113      (10,759)      68,354
Total debt.................    12,265        (4,683)       7,582       17,458       (4,430)      13,028
Total shareholders'
  equity...................    35,945       (10,056)      25,889       32,683      (10,712)      21,971
Book value per share.......      4.57                       4.41         4.26                      3.88

NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE INFORMATION)

a) The following assumptions were made in presenting the Summary Unaudited Consolidated Pro Forma Financial Information:

   1) Pro forma adjustments include those relating to the sale of certain assets of RMD, the sale of certain assets of Quantox, and the effect of purchasing 2,000,000 Shares to be put in treasury at $7.00 per Share (the maximum price to be paid per Share under the terms of the Offer). There can be no assurance that the Company will purchase 2,000,000 Shares or at what price any Shares will be purchased.

   2) Expenses directly related to the Offer are assumed to be $500 and have been added to the cost of the Shares purchased.

b) Pro forma adjustments for the operating statement data for the nine months ended June 30, 1998 and the year ended September 30, 1997 include:

   1) The actual results of the Radiation Measurements Division for the applicable reporting period, and the actual results of the Quantox product line, less fixed costs for shared resources which remain.

   2) Financing expenses reflect the interest savings of paying down long-term debt at an average interest rate of 6.7 percent for the applicable period.

   3) The gain resulting from the sale of RMD and Quantox has been excluded from the unaudited pro forma consolidated statements of income.

c) Pro forma adjustments for the balance sheet data at June 30, 1998 and September 30, 1997 include:

   1) The proceeds received for the sale of the assets of RMD and Quantox per the terms of the Asset Purchase Agreements would have been $17,771 at June 30, 1998 and $18,203 at September 30, 1997.

   2) The elimination of assets sold and liabilities assumed by the buyers under the terms of the Asset Purchase Agreements for the sales of RMD and Quantox.

   3) Additional liabilities that are directly attributable to sales such as severance costs, legal and accounting and broker fees.
   4) The pay down of long-term debt with the proceeds of the sales, net of the cost of the Shares purchased.

   5) The purchase of 2,000,000 Shares at $7.00 per Share (the maximum price to be paid per Share under the terms of the Offer) with available cash, and $500 for costs directly related to the Offer.

   6) The pro forma effects of reduced dividend payments are not included because it is anticipated that the Company will pay out the same dollar amount in dividend payments by increasing the dividend payment per share.

d) Earnings per share are computed by dividing net income by the weighted average common shares (basic earnings per share) and common share equivalents (diluted earnings per share), giving effect in the case of the pro forma amounts to the Shares repurchased as contemplated herein.

g) For the purpose of calculating the ratio of earnings to fixed charges or the deficiency of earnings available to cover fixed charges, "earnings" consists of earnings before income taxes, net financing expenses and "fixed charges." "Fixed charges" consist of net financing expenses and the estimated interest components of rental expenses.

h) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the Shares repurchased as contemplated herein.

     On November 11, 1998, the Company issued a press release announcing fiscal year financial information for the Company for its fiscal year ended September 30, 1998 (the "Year End Financial Information"). The Year End Financial Information contained therein is set forth below. Additionally, the financial information contains a Summary Consolidated Statement of Cash Flows. The Company intends to file its Annual Report on Form 10-K for the fiscal year ended September 30, 1998, on or about December 28, 1998. More comprehensive financial information will be included in such report and the financial information that follows is qualified in its entirety by reference to such report, as such report may be amended from time to time, and all the financial statements and related notes contained therein.

                           KEITHLEY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME

              (In Thousands of Dollars Except for Per Share Data)
                                  (Unaudited)

                                                  FOR THE THREE MONTHS          FOR THE YEAR
                                                  ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                  --------------------      --------------------
                                                    1998        1997          1998        1997
                                                  --------    --------      --------    --------
Net sales.......................................  $27,879     $34,851       $117,776    $123,295
Cost of goods sold..............................   12,150      14,528         50,332      51,924
Selling, general and administrative expenses....   10,257      13,724         46,756      51,011
Product development expenses....................    2,868       4,481         13,139      17,233
Special charges.................................      837          32          1,172         771
Gain on sale of RMD.............................   (2,852)         --         (2,852)         --
Net financing expenses..........................      224         328          1,040       1,145
                                                  -------     -------       --------    --------
Income before income taxes......................    4,395       1,758          8,189       1,211
Income taxes....................................    1,933         553          3,185         421
                                                  -------     -------       --------    --------
Net income......................................  $ 2,462     $ 1,205       $  5,004    $    790
                                                  =======     =======       ========    ========
Basic earnings per share........................  $  0.31     $  0.16       $   0.64    $   0.10
                                                  =======     =======       ========    ========
Diluted earnings per share......................  $  0.31     $  0.15       $   0.62    $   0.10
                                                  =======     =======       ========    ========
Cash dividends per
  Common Share..................................  $  .031     $  .031       $   .125    $   .125
                                                  =======     =======       ========    ========
Cash dividends per
  Class B Common Share..........................  $  .025     $  .025       $   .100    $   .100
                                                  =======     =======       ========    ========
Weighted average number of shares outstanding --
  Diluted (000).................................    7,989       8,003          8,065       7,867
                                                  =======     =======       ========    ========

                           KEITHLEY INSTRUMENTS, INC.
                           CONSOLIDATED BALANCE SHEET

                           (In Thousands of Dollars)
                                  (Unaudited)

                                                             SEPTEMBER 30, 1998    SEPTEMBER 30, 1997
                                                             ------------------    ------------------
ASSETS
  Cash and cash equivalents................................       $ 9,321               $ 1,727
  Other current assets.....................................        33,006                44,799
  Property, plant and equipment, net.......................        14,611                17,255
  Other assets.............................................        14,079                15,332
                                                                  -------               -------
          Total assets.....................................       $71,017               $79,113
                                                                  =======               =======
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities......................................       $21,887               $25,054
  Long-term debt...........................................         6,099                17,442
  Other long-term liabilities..............................         4,289                 3,934
  Shareholders' equity.....................................        38,742                32,683
                                                                  -------               -------
          Total liabilities and shareholders' equity.......       $71,017               $79,113
                                                                  =======               =======

                           KEITHLEY INSTRUMENTS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (In Thousands of Dollars)
                                  (Unaudited)

                                                                  FOR THE YEAR
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Cash flows from operating activities:
  Net income................................................  $ 5,004     $   790
  Expenses not requiring outlay of cash.....................    4,854       2,363
  Gain on sale of RMD.......................................   (2,852)         --
  Changes in working capital................................    7,080      (5,027)
  Other operating activities................................   (1,134)        863
                                                              -------     -------
Net cash provided by (used in) operating activities.........   12,952      (1,011)
                                                              -------     -------
Cash flows from investing activities:
  Payments for property, plant, and equipment...............   (2,753)     (5,849)
  Proceeds from sale of RMD.................................    8,683          --
  Payments made for sale of RMD.............................     (759)         --
  Other investing activities -- net.........................      178         202
                                                              -------     -------
Net cash provided by (used in) investing activities.........    5,349      (5,647)
                                                              -------     -------
Cash flows from financing activities:
  Net decrease in short-term debt...........................      (16)        (45)
  Net borrowing (repayment) of long-term debt...............  (11,315)      4,520
  Cash dividends............................................     (907)       (882)
  Proceeds from sale of Common Shares.......................    1,458       1,144
                                                              -------     -------
Net cash provided by (used in) financing activities.........  (10,780)      4,737
                                                              -------     -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       73        (347)
                                                              -------     -------
Increase (decrease) in cash and cash equivalents............    7,594      (2,268)
Cash and cash equivalents at beginning of period............    1,727       3,995
                                                              -------     -------
Cash and cash equivalents at end of period..................  $ 9,321     $ 1,727
                                                              =======     =======

Disclosure of accounting policy

     For purposes of this statement, the Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith files reports, proxy statements and information statements and other information with the Commission. The Schedule 13E-4, the exhibits forming a part thereof, the exhibits incorporated by reference therein, and the reports, proxy statements and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL SHAREHOLDER; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the close of business on November 10, 1998, the Company had 2,785,378 Class B Shares issued and outstanding, 5,093,167 Shares issued and outstanding, and 2,380,824 Shares reserved for issuance upon the exercise of Options granted under the Option Plans. Each outstanding Share is entitled to one vote and each outstanding Class B Share is entitled to ten votes. The Class B Shares are convertible into Shares, at any time, on a share-for-share basis and may be tendered in the Offer following conversion. Joseph P. Keithley, President and Chief Executive Officer of the Company, beneficially owns 2,649,586 Class B Shares. Mr. Keithley has indicated that he will not tender or cause to be tendered any of these Class B Shares in the Offer. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 40.0% of the Shares (approximately 25.0% of the Shares and the Class B Shares combined) outstanding on November 10, 1998 (approximately 35.0% assuming exercise of outstanding exercisable Options).

     As of November 10, 1998, the Company's directors and executive officers as a group (16 persons) beneficially owned an aggregate of 575,858 Shares representing approximately 10.7% of the outstanding Shares, assuming the exercise by such persons of Options that are currently exercisable or that are exercisable within 60 days. Joseph P. Keithley, President and Chief Executive Officer of the Company, beneficially owns 2,649,586 of the Class B Shares and exercises voting and dispositive power with respect to such shares. These Class B Shares represent 95.1% of the outstanding Class B Shares and, including the Shares, represent approximately 80.7% of the aggregate voting power of the Company. If the Company purchases 2,000,000 Shares pursuant to the Offer, these Class B Shares would represent 85.9% of the aggregate voting power of the Company.

     Each of the Company's executive officers and directors has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer. If the Company purchases 2,000,000 Shares pursuant to the Offer and none of the executive officers or directors tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 16.9% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable Options.

     On October 23, 1998, the Company purchased 1,310 Shares in the open market for an aggregate purchase price of $6,468, or $4.938 per Share. These Shares were purchased under the Company's 1996 Outside Directors' Deferred Stock Plan for directors who elected to defer all or a portion of their directors' fees under that plan. Except as described herein, based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates, affiliates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE. However, depending on the number of Shares purchased in the Offer and the trading price of the Shares after the Expiration Date, the Company may not satisfy one of the continued listing standards of the NYSE, which would require the Company to prepare a reasonable plan to meet then-existing listing standards within three years in order to maintain its listing on the NYSE. Furthermore, the NYSE has proposed for approval by the Commission new listing standards which are expected to be effective in January 1999. The Company believes that it will not meet the new listing standards in the form they have been proposed. The Company understands that all issuers who do not meet the new listing standards when they take effect will be given a period of three years to meet the new standards. There can be no assurance that the Company will be able to meet the new listing standards during such three year period or otherwise. Such a delisting of the Shares, together with the substantial decrease in the percentage of Shares held by shareholders, could result in a substantial decrease in the liquidity of the Shares, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. If the Shares are not permitted to continue to be listed on the NYSE, the American Stock Exchange or any market of the National Association of Securities Dealers Automated Quotation System, the Shares may only be able to trade in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available; accordingly, the Shares could trade much less frequently than the Shares traded prior to any such delisting, which could have a material adverse effect on the market value of the Shares.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of Shares pursuant to the Offer. Those Shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof

(the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

     This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     A United States Holder participating in the exchange will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold Shares if the exchange (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     The receipt of cash by a shareholder will result in a "complete termination" of the shareholder's interest if either (i) all of the stock of the Company that is actually and constructively owned by the shareholder is transferred pursuant to the Offer or (ii) all of the stock of the Company actually owned by the shareholder is sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the shareholder in accordance with the procedures described in the Code. An exchange of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange of Shares (treating Shares exchanged pursuant to the Offer as no longer outstanding) pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

     If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United

States federal income tax rate applicable to ordinary income of 39.6% if such United States Holder's holding period for such Shares exceeds one year.

     If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's rateable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares exchanged. In such event, the United States Holder's adjusted tax basis in its Shares exchanged in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) materially increases the Dealer Manager fee, (c) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (d) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

15. FEES AND EXPENSES.

     The Company has retained Credit Suisse First Boston to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. Credit Suisse First Boston will receive a fee for its services of the greater of (i) $125,000 or (ii) $0.12 per Share tendered. The Company also has agreed to reimburse Credit Suisse First Boston for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Credit Suisse First Boston against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Credit Suisse First Boston has not rendered investment banking or other advisory services to the Company in the past, but it may render such services to the Company in the future.

     The Company has retained MacKenzie Partners, Inc. to act as Information Agent and First Chicago Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the

Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission a
Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          KEITHLEY INSTRUMENTS, INC.
November 11, 1998

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                      By Overnight Delivery:                  By Hand:

First Chicago Trust Company of        First Chicago Trust Company       First Chicago Trust Company of
           New York                          of New York                          New York
     Tenders & Exchanges                 Tenders & Exchanges                 Tenders & Exchanges
        P.O. Box 2569                  14 Wall Street, 8th Floor      c/o Securities Transfer & Reporting
          Suite 4660                          Suite 4680                        Services, Inc.
  Jersey City, NJ 07303-2569              New York, NY 10005              100 William Street, Galleria
                                                                              New York, NY 10038


     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 MACKENZIE LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         CALL TOLL FREE (800) 646-4543